United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-114798

                              UNITECH ENERGY CORP.
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             (Exact name of registrant as specified in its charter)


                         Suite 400, 715 5th Avenue S.W.
                            Calgary, Alberta T2P 2XP
                                 (403) 461-8425
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                     Common
           ---------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                       N/A
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i) [X]                         Rule 12h-3(b)(1)(i)  [ ]
  Rule 12g-4(a)(1)(ii)[X]                         Rule 12h-3(b)(1)(ii) [ ]
  Rule 12g-4(a)(2)(i) [ ]                         Rule 12h-3(b)(2)(i)  [ ]
  Rule 12g-4(a)(2)(ii)[ ]                         Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6 --------  [ ]


         Approximate number of holders of record as of the certification or notice date:93

Pursuant to the requirements of the Securities Exchange Act of 1934 UNITECH ENERGY CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 1, 2005

 By: /s/ James Durward
    -----------------
        James Durward, Principal Executive Officer